Exhibit 10.1

AMENDMENT NO. 3

TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO THE STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 1, 2019, by and between FC Global Realty Incorporated, a Nevada corporation (“Parent”) and Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”). FC Global and Gadsden are each, individually, referred to as a “Party” and, collectively, as the “Parties.” Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A.       On March 13, 2019, the Parties entered into a Stock Purchase Agreement, pursuant to which Parent agreed to acquire all of the Class A limited partnership interests of OPCO and all of the general partnership interests of OPCO in consideration for the issuance to Gadsden of the Parent Securities.

B.       On April 5, 2019 and May 2, 2019, the Parties entered into Amendment No. 1 and Amendment No. 2 to the Stock Purchase Agreement, respectively, to amend certain terms as stated therein (as amended, the “Purchase Agreement”).

C.       Before entering into the Purchase Agreement, the Parties intended to consummate a merger pursuant to the Merger Agreement (the “Original Merger”) and filed the Registration Statement with the SEC in connection with the Original Merger. However, the staff of the SEC was furloughed due to the U.S. Federal Government shutdown which resulted, among other things, in the review and expected timing for the Registration Statement being significantly delayed. As a result, the Parties terminated the Merger Agreement and restructured the transaction in accordance with the Purchase Agreement.

D.       The Parties still intend to merge Gadsden with and into Parent (the “New Merger”) as soon as practicable after the Parties file a new registration statement of Parent on Form S-4 with the SEC and such registration statement is declared effective by the SEC.

E.       If the Original Merger would have gone forward as originally intended, all of the liabilities of Gadsden would have already been assumed by Parent (or by Parent’s subsidiary), and, once the New Merger becomes effective, all of the liabilities of Gadsden will be assumed by Parent (or by Parent’s subsidiary) through the Merger, by operation of law. However, when the transaction was restructured pursuant to the Purchase Agreement, the Parties neglected to include a provision in the Purchase Agreement providing for the assumption of Gadsden’s liabilities by Parent. The Parties now desire to amend the Purchase Agreement to include a new provision pursuant to which Parent shall assume all of the liabilities of Gadsden that have accrued or that it may incur in the future prior to the consummation of the New Merger.

F.       Section 7.4 of the Purchase Agreement provides that the Purchase Agreement may be amended by a written instrument executed by the Parties. In accordance with Section 7.4, this Amendment amends the Purchase Agreement as hereinafter set forth.

AGREEMENT

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein and in the Purchase Agreement, the Parties, intending to be legally bound, agree to amend and supplement the Agreement as follows:

1.                  Addition of New Section 9.13. A new Section 9.13 is added to the Purchase Agreement which new section shall read in its entirety to read as follows:

“Section 9.13 Assumption of Gadsden Liabilities by Parent and Acquisition of Certain Assets.

     (a)       Gadsden hereby represents and warrants to Parent that since the date that the Parties entered into the Purchase Agreement, Gadsden has not incurred any liabilities other than liabilities incurred in the ordinary course of its business. Specifically, Gadsden represents and warrants to Parent that Gadsden has not incurred any liabilities since the date of the Purchase Agreement that are owed to any related parties other than regular payroll consistent with past practices and without increase since the date of the Purchase Agreement and Gadsden further represents and warrants to Parent that no equity grants have been made to any officers, directors or other employees of Parent since the date of the Purchase Agreement, except for amounts disclosed previously disclosed to Parent under a schedule or other disclosure in connection with the Purchase Agreement.

     (b)       Parent hereby assumes all accrued liabilities of Gadsden and agrees to pay and discharge such accrued liabilities and Parent further agrees that it shall be responsible for, assume, pay and discharge any future liabilities of Gadsden through the date that Gadsden is merged with and into Parent or a subsidiary of Parent.

     (c)       Gadsden hereby transfers, assigns, conveys and delivers to Parent all of the right, title and interest, legal or equitable, of Gadsden in and to all of its assets other than the securities of Parent held by Gadsden, to have and to hold said assets unto the Parent, its successors and assigns, and for its and their own use, forever. At the request of Parent, Gadsden shall execute and deliver to Parent such other instruments of assignment and transfer as Parent may reasonably request, including a bill of sale and assignment.

2.                  Effect of Amendment. Except as amended by this Amendment, the Purchase Agreement shall remain in full force and effect. In addition, if there are any inconsistencies between the Purchase Agreement and this Amendment, the terms of this Amendment shall prevail and control for all purposes.

3.                  Governing Law. This Amendment shall be construed in accordance with and governed by the Laws of the State of Maryland without giving effect to the principles of conflict of laws.

4.                  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original regardless of the date of its execution and delivery. All such counterparts together shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FC GLOBAL REALTY INCORPORATED

By: ____________________________

Name: John Hartman

Title: Chief Executive Officer

GADSDEN GROWTH PROPERTIES, INC.

By: ____________________________

Name: John Hartman

Title: Chief Executive Officer

2